Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Spirit Realty Capital, Inc. and Spirit Realty, L.P. for the registration of Spirit Realty Capital, Inc. common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, rights, units, guarantees of debt securities and of Spirit Realty, L.P. debt securities and to the incorporation by reference therein of our reports dated February 25, 2020, with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc. and Spirit Realty, L.P., and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc., included in the Annual Report (Form 10-K) of Spirit Realty Capital, Inc. and Spirit Realty, L.P. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 13, 2020